Exhibit 99.1

NORWOOD FINANCIAL CORP AND WAYNE BANK ANNOUNCE

NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

FOR IMMEDIATE RELEASE

March 28, 2022

On March 28, 2022, Norwood Financial Corp (the “Company”) (NASDAQ Global Market: NWFL) announced that James O. Donnelly had accepted an offer (the “Offer”) to become President and Chief Executive Officer of the Company, and its wholly owned subsidiary, Wayne Bank (the “Bank”), effective upon his first day of employment with the Company, anticipated to be in early May, 2022. Following his appointment as President and Chief Executive Officer, he will also be appointed as a member of the Board of Directors of the Company and the Bank (the “Board”). Mr. Lewis J. Critelli, current President and Chief Executive Officer of the Company and Bank previously announced his intention to retire during the first half of 2022, subject to the successful completion of a search process for a successor. Mr. Critelli intends to continue serving as a director of the Company and Bank upon his retirement as Chief Executive Officer.

Mr. Donnelly joins the Company with over 30 years of banking experience, most recently with Bangor Savings Bank where he served as its Executive Vice President and Chief Commercial Officer. Mr. Donnelly will bring to the chief executive officer role substantial experience and leadership skills in the areas of commercial lending, retail and mortgage banking, credit, financial management, wealth management and franchise growth through acquisition and market expansion. Mr. Donnelly has a long and distinguished history of community service, including in the areas of healthcare, higher education and the United Way.

Mr. Critelli remarked, “Jim is an experienced, dedicated and successful community banker. We look forward to Jim joining the Company and the Bank in this key leadership role.

We welcome him and his wife, Melissa, to the Bank and to our Community.” He has an MBA from Post University, a Bachelor of Arts degree from the University of Maine, as well as leadership courses from various banking schools. He and his wife plan to relocate to Northeastern Pennsylvania.

Norwood Financial Corp is the parent company of Wayne Bank, which operates from fourteen offices throughout Northeastern Pennsylvania and sixteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. The Company’s stock trades on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in federal and state laws, changes in interest rates, the risks and uncertainty posed by, and the effect and impact of, the COVID-19 pandemic on the economy and the Company’s results of operation and financial condition, the ability to control costs and expenses, demand for real estate, government fiscal and trade policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Kristen E. Lancia, CFMP

Assistant Vice President & Marketing Officer

Phone: (570) 253-8594

kristen.lancia@waynebank.com

www.waynebank.com